EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, JULY 29, 2016

ExxonMobil Earns $1.7 Billion in Second Quarter of 2016

•	Cash flow reflects durability of the integrated portfolio amid continued industry volatility
•	Strong Chemical results highlight sustainable competitive advantages
•	Advancing attractive new investment opportunities across the value chain

	Second Quarter			First Half
	2016	2015	%	2016	2015	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	1,700	4,190	-59	3,510	9,130	-62
Earnings Per Common Share
Assuming Dilution	0.41	1.00	-59	0.84	2.17	-61

Capital and Exploration
Expenditures	5,158	8,261	-38	10,285	15,965	-36

IRVING, Texas – July 29, 2016 – Exxon Mobil Corporation announced estimated second quarter 2016 earnings of $1.7 billion, or $0.41 per diluted share, compared with $4.2 billion a year earlier. The results reflect sharply lower commodity prices, weaker refining margins and continued strength in the Chemical segment.

“While our financial results reflect a volatile industry environment, ExxonMobil remains focused on business fundamentals, cost discipline and advancing selective new investments across the value chain to extend our competitive advantage,” said Rex W. Tillerson, chairman and chief executive officer. “The corporation benefits from scale and integration, which provide the financial flexibility to invest in attractive opportunities and grow long-term shareholder value.”

During the second quarter, Upstream earnings were $294 million. Production volumes were essentially unchanged at 4 million oil-equivalent barrels per day. Liquids production growth from recent start-ups more than offset the impact of field decline and downtime events, notably in Canada and Nigeria.

Chemical earnings remained strong at $1.2 billion, reflecting continued benefits from gas and liquids cracking as well as growing product demand. The Downstream segment earned $825 million despite significantly lower global refining margins versus the prior year quarter.

Capital and exploration expenses were reduced by 38 percent to $5.2 billion.

During the quarter, the corporation distributed $3.1 billion in dividends to shareholders.

Second Quarter Highlights
•	Earnings of $1.7 billion decreased $2.5 billion, or 59 percent, from the second quarter of 2015.
•	Earnings per share assuming dilution were $0.41.
•	Cash flow from operations and asset sales was $5.5 billion, including proceeds associated with asset sales of $1 billion.
•	Capital and exploration expenditures were $5.2 billion, down 38 percent from the second quarter of 2015.
•	Oil‑equivalent production was essentially unchanged at 4 million oil-equivalent barrels per day, with liquids up 1.7 percent and natural gas down 3.6 percent.
•	The corporation distributed $3.1 billion in dividends to shareholders.
•	Dividends per share of $0.75 increased 2.7 percent compared with the second quarter of 2015.
•

ExxonMobil announced that drilling results from Liza-2, the second well in the Stabroek block offshore Guyana, confirmed a world-class discovery with a recoverable resource between 800 million and 1.4 billion oil-equivalent barrels.

•

Production at the Julia Oil Field in the Gulf of Mexico started ahead of schedule with project costs under budget.  The initial development phase, with a gross design capacity of 34,000 barrels of oil per day, uses capital-efficient subsea tie-backs to existing infrastructure and is located 265 miles southwest of New Orleans in water depths of more than 7,000 feet.

•

The company started production at Point Thomson, the first company-operated project on Alaska’s North Slope.  At full rate production, the facility is designed to produce up to 10,000 barrels of natural gas condensate per day and 200 million cubic feet of recycled gas.  The recycled gas is re-injected for future recovery.

•

The Taicang, China, lubricants plant expansion was completed in April, doubling the capacity of the facility.  The expansion includes the addition of automated blending technology and a new state-of-the-art quality assurance laboratory. It improves the company’s ability to supply premium lubricant products to meet long-term demand growth in China.

•

ExxonMobil is expanding its comprehensive slate of polyethylene products with the introduction of Exceed XP performance polymers. Developed through advanced catalyst technology, process research, and applications expertise, Exceed XP is designed to provide extreme performance in a variety of film applications.

Second Quarter 2016 vs. Second Quarter 2015

Upstream earnings were $294 million in the second quarter of 2016, down $1.7 billion from the second quarter of 2015. Lower liquids and gas realizations decreased earnings by $2.2 billion, while volume and mix effects increased earnings by $50 million. All other items, including lower expenses, the absence of a one-time deferred income tax impact related to the tax rate increase in Alberta, Canada, and favorable foreign exchange effects increased earnings by $450 million.

On an oil‑equivalent basis, production was essentially flat with the second quarter of 2015. Liquids production totaled 2.3 million barrels per day, up 39,000 barrels per day. Project ramp‑up was partly offset by field decline and downtime mainly resulting from the Canadian wildfires. Natural gas production was 9.8 billion cubic feet per day, down 366 million cubic feet per day from 2015 including field decline and divestment impacts.

U.S. Upstream earnings declined $467 million from the second quarter of 2015 to a loss of $514 million in the second quarter of 2016. Non‑U.S. Upstream earnings were $808 million, down $1.3 billion from the prior year.

Downstream earnings were $825 million, down $681 million from the second quarter of 2015. Weaker refining margins decreased earnings by $850 million while favorable volume and mix effects increased earnings by $130 million. All other items increased earnings by $40 million, including lower maintenance expenses partly offset by unfavorable foreign exchange effects. Petroleum product sales of 5.5 million barrels per day were 237,000 barrels per day lower than the prior year due in part to asset management activity.

Earnings from the U.S. Downstream were $412 million, flat with the second quarter of 2015. Non‑U.S. Downstream earnings of $413 million were $681 million lower than last year.

Chemical earnings of $1.2 billion were $29 million lower than the second quarter of 2015. Margins increased earnings by $150 million. Volume and mix effects increased earnings by $70 million. All other items decreased earnings by $250 million, due to the absence of asset management gains in the U.S. partly offset by lower expenses. Second quarter prime product sales of 6.3 million metric tons were 232,000 metric tons higher than the prior year's second quarter.

U.S. Chemical earnings were $509 million, down $226 million from the second quarter of 2015 reflecting the absence of asset management gains. Non‑U.S. Chemical earnings of $708 million were $197 million higher than last year.

Corporate and financing expenses were $636 million for the second quarter of 2016, compared to $593 million in the second quarter of 2015.

First Half 2016 Highlights
•	Earnings of $3.5 billion decreased 62 percent from $9.1 billion in 2015.
•	Earnings per share assuming dilution were $0.84.
•	Cash flow from operations and asset sales was $10.5 billion, including proceeds associated with asset sales of $1.2 billion.

•	Capital and exploration expenditures were $10.3 billion, down 36 percent from 2015.

•	Oil‑equivalent production was unchanged at 4.1 million oil-equivalent barrels per day, with liquids up 6.6 percent and natural gas down 6.7 percent.

•	The corporation distributed $6.2 billion in dividends to shareholders.

First Half 2016 vs. First Half 2015

Upstream earnings were $218 million, down $4.7 billion from the first half of 2015. Lower realizations decreased earnings by $4.9 billion. Favorable volume and mix effects increased earnings by $20 million. All other items increased earnings by $180 million, primarily due to lower expenses partly offset by the absence of asset management gains.

On an oil‑equivalent basis, production of 4.1 million barrels per day was flat compared to the same period in 2015. Liquids production of 2.4 million barrels per day increased 150,000 barrels per day, with project ramp‑up partly offset by field decline and downtime mainly from the Canadian wildfires. Natural gas production of 10.2 billion cubic feet per day decreased 730 million cubic feet per day from 2015 largely due to regulatory restrictions in the Netherlands, field decline and divestment impacts.

U.S. Upstream earnings declined $1.2 billion from 2015 to a loss of $1.3 billion in 2016. Earnings outside the U.S. were $1.6 billion, down $3.4 billion from the prior year.

Downstream earnings of $1.7 billion decreased $1.4 billion from 2015. Weaker refining margins decreased earnings by $1.7 billion, while volume and mix effects increased earnings by $150 million. All other items increased earnings by $130 million, mainly reflecting lower maintenance expense. Petroleum product sales of 5.4 million barrels per day were 358,000 barrels per day lower than 2015 due in part to asset management activity.

U.S. Downstream earnings were $599 million, a decrease of $380 million from 2015. Non‑U.S. Downstream earnings were $1.1 billion, down $1.1 billion from the prior year.

Chemical earnings of $2.6 billion increased $344 million from 2015. Stronger margins increased earnings by $380 million. Favorable volume and mix effects increased earnings by $170 million. All other items decreased earnings by $210 million, including the absence of asset management gains in the U.S. partly offset by lower expenses. Prime product sales of 12.5 million metric tons were up 336,000 metric tons from 2015.

U.S. Chemical earnings were $1.1 billion, down $250 million from the first half 2015 reflecting the absence of asset management gains. Non‑U.S. Chemical earnings of $1.5 billion were $594 million higher than last year.

Corporate and financing expenses were $1 billion in 2016 compared to $1.2 billion in 2015, with the decrease due mainly to net favorable tax‑related items.

During the first half of 2016, Exxon Mobil Corporation purchased 9 million shares of its common stock for the treasury at a gross cost of $727 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on July 29, 2016. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Actual financial and operating results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the impact of fiscal and commercial terms; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2015 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms including “prime product sales” is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.  Exceed XP is a registered trademark of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
			Attachment I
Exxon Mobil Corporation
Second Quarter 2016
(millions of dollars, unless noted)
	Second Quarter		First Half
	2016	2015	2016	2015
Earnings / Earnings Per Share

Total revenues and other income	57,694	74,113	106,401	141,731
Total costs and other deductions	55,298	67,159	102,275	128,142
Income before income taxes	2,396	6,954	4,126	13,589
Income taxes	715	2,692	664	4,252
Net income including noncontrolling interests	1,681	4,262	3,462	9,337
Net income attributable to noncontrolling interests	(19)	72	(48)	207
Net income attributable to ExxonMobil (U.S. GAAP)	1,700	4,190	3,510	9,130

Earnings per common share (dollars)	0.41	1.00	0.84	2.17

Earnings per common share
- assuming dilution (dollars)	0.41	1.00	0.84	2.17

Other Financial Data

Dividends on common stock
Total	3,133	3,066	6,187	5,976
Per common share (dollars)	0.75	0.73	1.48	1.42

Millions of common shares outstanding
At June 30			4,147	4,169
Average - assuming dilution	4,178	4,200	4,178	4,205

ExxonMobil share of equity at June 30			170,591	172,668
ExxonMobil share of capital employed at June 30			216,947	208,781

Income taxes	715	2,692	664	4,252
Sales-based taxes	5,435	5,965	10,250	11,495
All other taxes	7,291	7,595	14,022	14,869
Total taxes	13,441	16,252	24,936	30,616

ExxonMobil share of income taxes of
equity companies	385	755	865	1,716

			Attachment II

Exxon Mobil Corporation
Second Quarter 2016
(millions of dollars)
	Second Quarter		First Half
	2016	2015	2016	2015
Earnings (U.S. GAAP)
Upstream
United States	(514)	(47)	(1,346)	(99)
Non-U.S.	808	2,078	1,564	4,985
Downstream
United States	412	412	599	979
Non-U.S.	413	1,094	1,132	2,194
Chemical
United States	509	735	1,090	1,340
Non-U.S.	708	511	1,482	888
Corporate and financing	(636)	(593)	(1,011)	(1,157)
Net income attributable to ExxonMobil	1,700	4,190	3,510	9,130

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	4.5	8.8	9.3	16.8
Proceeds associated with asset sales	1.0	0.6	1.2	1.1
Cash flow from operations and asset sales	5.5	9.4	10.5	17.9

			Attachment III

Exxon Mobil Corporation
Second Quarter 2016

	Second Quarter		First Half
	2016	2015	2016	2015
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	495	468	498	470
Canada / South America	359	364	417	366
Europe	201	199	210	199
Africa	494	522	529	521
Asia	724	685	725	681
Australia / Oceania	57	53	55	47
Worldwide	2,330	2,291	2,434	2,284

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,097	3,153	3,129	3,186
Canada / South America	257	262	257	286
Europe	1,749	1,718	2,262	2,578
Africa	7	8	5	5
Asia	3,819	4,265	3,806	4,273
Australia / Oceania	833	722	784	645
Worldwide	9,762	10,128	10,243	10,973

Oil-equivalent production (koebd)[1]	3,957	3,979	4,141	4,113

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Second Quarter 2016

	Second Quarter		First Half
	2016	2015	2016	2015
Refinery throughput (kbd)
United States	1,555	1,702	1,578	1,754
Canada	246	373	322	383
Europe	1,462	1,524	1,365	1,499
Asia Pacific	718	539	724	610
Other	171	192	180	192
Worldwide	4,152	4,330	4,169	4,438

Petroleum product sales (kbd)
United States	2,228	2,548	2,223	2,580
Canada	479	486	478	489
Europe	1,561	1,555	1,495	1,546
Asia Pacific	760	695	763	721
Other	472	453	458	439
Worldwide	5,500	5,737	5,417	5,775

Gasolines, naphthas	2,266	2,376	2,239	2,370
Heating oils, kerosene, diesel	1,752	1,874	1,726	1,934
Aviation fuels	386	404	394	407
Heavy fuels	367	377	376	385
Specialty products	729	706	682	679
Worldwide	5,500	5,737	5,417	5,775

Chemical prime product sales,
thousand metric tons (kt)
United States	2,447	2,401	4,847	4,722
Non-U.S.	3,863	3,677	7,636	7,425
Worldwide	6,310	6,078	12,483	12,147

			Attachment V

Exxon Mobil Corporation
Second Quarter 2016
(millions of dollars)
	Second Quarter		First Half
	2016	2015	2016	2015
Capital and Exploration Expenditures
Upstream
United States	914	2,095	1,989	4,215
Non-U.S.	3,005	4,651	5,909	8,948
Total	3,919	6,746	7,898	13,163
Downstream
United States	227	266	416	561
Non-U.S.	415	361	754	687
Total	642	627	1,170	1,248
Chemical
United States	355	570	789	1,000
Non-U.S.	208	258	385	482
Total	563	828	1,174	1,482

Other	34	60	43	72

Worldwide	5,158	8,261	10,285	15,965

Exploration expenses charged to income
included above
Consolidated affiliates
United States	35	40	143	77
Non-U.S.	409	329	655	603
Equity companies - ExxonMobil share
United States	-	-	-	3
Non-U.S.	5	23	(5)	31
Worldwide	449	392	793	714

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41

[1] Computed using the average number of shares outstanding during each period.